Exhibit 10.5

RAINMAKER WORLDWIDE INC.

ACKNOWLEDGMENT OF FORFEITURE AND VOLUNTARY SURRENDER OF STOCK OPTION

Effective April 22, 2026

This Acknowledgment is entered into by Rainmaker Worldwide Inc. (the “Company”) and James Ross (the “Optionee”).

The Optionee acknowledges that, pursuant to the Director Stock Option Grant Agreement dated January 12, 2026, the Optionee was granted an option to purchase 1,924,192 shares of the Company’s common stock at an exercise price of $0.0209 per share.

The Optionee further acknowledges and agrees as follows:

1. Termination of Board Service.

The Optionee’s service as a member of the Board of Directors terminated effective April 22, 2026.

2. Forfeiture of Unvested Options.

Pursuant to Sections 4 and 6 of the Stock Option Grant Agreement, all portions of the Option that were unvested as of April 22, 2026 were automatically forfeited upon termination of the Optionee’s Board service.

3. Voluntary Surrender of Vested Options.

The Optionee voluntarily and irrevocably surrenders to the Company all portions of the Option that were vested and outstanding as of April 22, 2026 and waives the six-month post-termination exercise period otherwise provided under the Stock Option Grant Agreement.

4. No Consideration.

The Optionee acknowledges that the voluntary surrender is made without payment, replacement award or other consideration from the Company.

5. No Further Rights.

Effective April 22, 2026, the Optionee has no further right, title or interest in or to the Option or any shares underlying the Option.

6. Limited Scope.

This Acknowledgment relates solely to the Option and does not constitute a release or settlement of any other rights or obligations between the Optionee and the Company.

RAINMAKER WORLDWIDE INC.

By: /s/ Michael O’Connor

Name: Michael O’Connor

Title: Director

JAMES ROSS

/s/ James Ross